Exhibit 10.5

THE COCA-COLA COMPANY
1999 STOCK OPTION PLAN
STOCK OPTION AGREEMENT

Account Number:

The Coca-Cola Company ("KO") hereby grants to the optionee named below options to purchase KO common stock at the price per share set forth below, subject to the provisions of this Agreement together with the provisions of The Coca-Cola Company 1999 Stock Option Plan (the "Plan"):

optionee's name:
number of options granted, each for one share of KO common stock:
option exercise price per share: $
option grant date:
option expiration date:
vesting period:
Capitalized terms not otherwise defined in this Agreement shall have the meaning provided in the Plan.  The Plan is incorporated into, and made a part of, this Agreement.

1.	When options can be exercised.
(a)	General provisions.
(i)	No option may be exercised until it has vested.
(ii)	No option shall vest prior to the first anniversary of the grant date, except in the event of a Change in Control, death or Disability.
(iii)
The Plan describes the impact upon vesting and the expiration of options of the following events:  death, Disability, Change in Control, various types of leaves of absence, termination of employment, change in KO's investment in the optionee's employer which results in the employer no longer meeting the definition of a Related Company under the Plan, and transfer of employment to a Related Company.

(iv)
Once an option has vested, it may be exercised until it expires.  Unless otherwise provided in the Plan or in this Agreement, the options expire on the option expiration date noted above.  For individuals located in France, the options will expire on the earlier of: (a) six months after the date of the optionee’s death, and (b) the option expiration date noted above.

(v)
Notwithstanding any provision to the contrary in the Plan or in this Agreement, in the event of the optionee’s violation of Section 4 below, the options will expire immediately at the time of such violation.

(b)
Specific provisions.  Except as otherwise provided in the Plan or in this Agreement, one fourth of the number of options covered by this Agreement shall vest on the first, second, third and fourth anniversaries of the grant date.

2.	How to exercise the options. In order to exercise an option, it must be vested and must not have expired, and the optionee must do the following:

(a)   Pay the option exercise price.  The optionee must pay the option exercise price. The optionee shall be informed of the acceptable form and method of payment at or before the time the optionee informs KO of his or her intention to exercise the option.  The acceptable forms and methods of payment of the option exercise price may include payment in cash, pursuant to a cashless exercise authorized by KO, or by delivery, through attestation, of shares of KO common stock owned by the optionee.  Not all forms and methods of payment are available in every country.  The value of the shares delivered to pay the option exercise price shall be computed on the basis of the most recent reported market price at which a share of KO common stock shall have been sold prior to the time of processing the optionee's election to deliver shares in payment of the option exercise price, as reported on the New York Stock Exchange Composite Transactions listing.

(b)   Complete all paperwork.  The optionee must complete, sign and return any paperwork required by KO or by Merrill Lynch, Pierce, Fenner & Smith ("Merrill Lynch"), or such other agent as may administer the option program on behalf of KO from time to time.

(c) Pay applicable taxes and fees. The options are not intended to be, and shall not be treated as, incentive stock options, as defined in Section 422 of the Internal Revenue Code of 1986, as amended.

The optionee must satisfy any tax withholding requirements regarding any applicable taxes.  If the optionee is a U.S. taxpayer, he or she may elect to satisfy Federal, state and local income tax liabilities due by reason of the exercise by having shares of KO common stock withheld.  The value of withheld shares shall be computed as described in paragraph 2(a) above.

The optionee agrees that, should KO or any Related Company in its reasonable judgment determine that tax withholding is required upon exercise of the options, and if the optionee has not satisfied such tax obligation(s), then KO may instruct Merrill Lynch to withhold and/or sell shares of KO common stock acquired by the optionee upon exercise of his or her options, or KO may deduct funds equal to the amount of withholding tax (such amount to be determined by KO) from the optionee's salary or other funds due to the optionee from KO.

Irrespective of KO’s or a Majority Owned Related Company’s action or inaction with respect to taxes or tax withholding, the optionee acknowledges and agrees that the ultimate liability for any and all taxes is and remains the responsibility and liability of the optionee or the optionee’s estate.  For optionees who are International Service Associates, all taxes remain the optionee’s responsibility, except as expressly provided in KO’s International Service Policy and/or tax equalization program.   Optionee acknowledges that KO and any Related Company (i) make no representations or undertaking regarding the amount or timing of any taxes, and (ii) do not commit to structure the terms of the option or any aspect of the transfer of the shares to reduce or eliminate the optionee's liability for taxes.

The optionee agrees to pay to Merrill Lynch any costs associated with the sale of shares of KO common stock acquired upon exercise of the options (whether such shares are sold to pay the option exercise price, to satisfy tax withholding requirements or for other reasons).
For employees in Switzerland, the optionee agrees that the taxation of the options will occur at the time the options are exercised.

(d) Right of set-off.  By accepting this Agreement, the optionee agrees that, should KO or any Related Company in its reasonable judgment determine that optionee owes KO, any Related Company or any affiliate any amount due to any loan, note, obligation or indebtedness, including but not limited to amounts owed to KO pursuant to KO’s tax equalization program or KO’s policies with respect to travel and business expenses, and if the optionee has not satisfied such obligation(s), then KO may instruct Merrill Lynch to withhold and/or sell shares of KO common stock acquired by the optionee upon exercise of his or her options, or KO may deduct funds equal to the amount of such obligation from the optionee's salary or other funds due to the optionee from KO.

(e) Comply with additional restrictions.  The optionee agrees that the Compensation Committee of the Board of Directors of KO (the “Committee”), or its designee, may, in the exercise of its sole and absolute discretion at or before the time the optionee informs KO of his or her intention to exercise the option, establish any additional conditions or restrictions with respect to the exercise of the option, including, but not limited to, restrictions on the acceptable form or method of payment of the option exercise price and restrictions for failing to promptly submit to KO, any Related Company or any affiliate thereof, a tax organizer, or such other tax-related documents reasonably requested by KO or optionee’s employer, pursuant to KO’s tax equalization program (if optionee is a participant in such program).  The optionee shall be informed of such restrictions.  The optionee agrees to comply with any such additional conditions or restrictions.

3.   Options are not transferable.  The optionee may not transfer the options; provided that upon the optionee's death the options may be transferred by will or by the laws of descent and distribution.  During the lifetime of the optionee, the options shall be exercisable only by the optionee personally or, in the event of the optionee's
      Disability if a legal representative has been appointed to act on behalf of the optionee, then by the optionee's legal representative.
4.
Forfeiture of options and option gain.  In the event optionee shall engage in a “Prohibited Activity” (as defined on Schedule A hereto), at any time during the term of the options, or within one year after termination of optionee’s employment from KO or any Related Company, or within one year after exercise of all or any portion of the options, whichever occurs latest,  this option shall be rescinded and, if applicable, any gain associated with any exercise of this option shall be forfeited and repaid to KO.  Accordingly, if the optionee engages in a Prohibited Activity, then:

(a)   as of the date that the optionee participates in such Prohibited Activity, all unexercised portions of this  option immediately and automatically shall terminate, be forfeited, and shall cease to be exercisable (unless such option has been terminated sooner by operation of another term or condition of the Plan or this Agreement); and

(b)   within ten days after receiving from KO written notice of the termination of this option, the optionee shall pay to KO any and all gains associated with the exercise of all or any portion of this option, plus interest calculated from the time of such notice through the date of repayment to KO.  The gain associated with the exercise of any portion of this option shall be the closing price per share on the date of the exercise thereof, as reported on the New York Stock Exchange Composite Transactions listing, less the option exercise price per share shown above, multiplied by the number of options exercised.  Interest shall be calculated using the weighted prime rate at SunTrust Bank, Atlanta.

Optionee may be released from the effects of this Section 4 if the Committee determines in its sole discretion that such action is in the best interest of KO and its stockholders.

Optionee expressly acknowledges and affirms that the foregoing provisions of this Section 4 are material and important terms of this Agreement, and optionee expressly agrees that if all or any part or application of the foregoing provisions of this Section 4 are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between optionee and KO, KO shall be entitled to receive from optionee, in exchange for the exercise price per share shown above, all shares of KO common stock acquired by optionee upon exercise of any portion of the option and held by optionee.  If optionee has sold, transferred or otherwise disposed of any shares of KO common stock acquired by optionee upon exercise of any portion of the option, KO shall be entitled to receive from optionee the gain associated with such sale, transfer or disposal, plus interest calculated through the date of payment to KO.  The gain associated with the sale, transfer or other disposal of any share of KO common stock acquired by optionee upon exercise of any portion of the option shall be the closing price per share on the date of such sale, transfer or disposal, as reported on the New York Stock Exchange Composite Transactions listing, less the option exercise price per share shown above, multiplied by the number of shares of KO common stock sold, transferred or disposed of.  Interest shall be calculated using the weighted prime rate at SunTrust Bank, Atlanta.

5.
[Agreement to retain net shares until separation.   The optionee expressly agrees as a condition of this grant that optionee will not sell any shares obtained upon exercise of the options until after the optionee ceases to be employed by the Company or a Related Company, except to pay optionee’s taxes related to the options.  For this purpose, “taxes” means all federal, state and local income taxes, all social security, Medicare and other mandatory social taxes, and wealth taxes.  Nothing in this paragraph shall be construed to limit the optionee’s ability to execute a cashless exercise.] – [Optional Provision if Required by Compensation Committee]

6.
Stock ownership guidelines and agreement to retain net shares.  If the optionee is subject to KO’s stock ownership guidelines, the optionee expressly agrees as a condition of this grant that if optionee has not met the applicable stock ownership guidelines within the time prescribed therein, optionee will not sell the number of shares obtained upon exercise of the options (after paying taxes and the exercise price, if applicable) until the optionee has satisfied the optionee's share ownership guidelines and then only shares in excess of those guidelines.  For this purpose, “taxes” means all federal, state and local income taxes, all social security, Medicare and other mandatory social taxes, and wealth taxes.  Nothing in this paragraph shall be construed to limit the optionee’s ability to execute a cashless exercise.

7.   Notices.  Each notice relating to the option or its exercise shall be in writing.  Requests and other notices regarding the exercise of options shall be delivered (whether by overnight delivery or by mail) as follows:

Merrill Lynch, Pierce, Fenner & Smith at Merrill Lynch Group Employee Services
Attention:  The Coca-Cola Company Stock Option Plan Unit
1400 Merrill Lynch Drive
Mail Stop 04-BS-PRO
Pennington, New Jersey 08534, USA

      All notices to KO shall be addressed as follows:     Director, Executive Compensation
The Coca-Cola Company
One Coca-Cola Plaza
Atlanta, Georgia 30313, USA

      All notices to the optionee shall be addressed to the principal address of the optionee on file with KO.  Either KO or the optionee may designate a different address by written notice to the other.  Written notice to these  addresses shall be effective to bind KO, the optionee and the optionee's successors and assigns.
8.   Administrative matters.  The optionee hereby agrees that the Committee may, subject to the provisions of the Plan, establish such rules and regulations as it deems necessary or advisable for the proper administration of the Plan, and may make determinations and may take such other action in connection with or in relation to the Plan as it deems necessary or advisable.  Each determination or other action made or taken pursuant to the Plan, including interpretation of the Plan and the specific conditions and provisions of this
      Agreement and the options, shall be final and conclusive for all purposes and upon all persons including, but without limitation, KO, the Related Companies, the Committee, the KO
      Board of Directors, officers and the affected employees of KO, and the optionees and their respective successors in interest.

      When the issuance or transfer of KO common stock pursuant to the exercise of an option may, in the opinion of

      KO, conflict or be inconsistent with any applicable law or regulation of any governmental agency having jurisdiction, KO reserves the right to refuse to issue or transfer that KO common stock.

9.   Consent for accumulation and transfer of data.  The optionee consents to the accumulation and transfer of data  concerning him or her and the options to and from KO and Merrill Lynch, or such other agent as may administer the option program on behalf of KO from time to time.  In addition, the optionee understands that KO holds certain personal information about the optionee, including but not limited to his or her name, home address, telephone number, date of birth, social security number, salary, nationality, job title, and details of all options awarded, vested, unvested, or expired (the “personal data”).  Certain personal data may also constitute “sensitive personal data” within the meaning of applicable local law.  Such data include but are not limited to the information provided above and any changes thereto and other appropriate personal and financial data about the optionee.  The optionee hereby provides explicit consent to KO to process any such personal data and sensitive personal data.  The optionee also hereby provides explicit consent to KO to transfer any such personal data and sensitive personal data outside the country in which the optionee is employed, and to the United States.  The legal persons for whom such personal data are intended are KO, Merrill Lynch and any company providing services to KO in connection with compensation planning purposes or the administration of the Plan.

10.   Additional consents.   The optionee consents and acknowledges that:
(a)	the Plan is discretionary in nature, and KO can amend, cancel or terminate it at any time;
(b)
the grant of options under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any options, or benefits in lieu of any options, even if options have been granted repeatedly in the past;

(c)
all determinations with respect to any such future awards, including, but not limited to, the times when options shall be granted, the option price, and the time or times when each right shall be exercisable, will be at the sole discretion of the Committee;

(d)	participation in the Plan is voluntary and may be occasional;
(e)	the value of the options is an extraordinary item of compensation, which is outside the scope of the optionee’s employment contract, if any;
(f)
the options or any income derived therefrom are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits or similar payments;

(g)
except as is otherwise explicitly provided in this Agreement and the Plan, non-vested options are forfeited immediately following termination of employment for any reason, and vested options expire the earlier of: a) six months following termination of employment for any reason, and b) the expiration date noted in the option;

(h)
in the event of involuntary termination of the optionee’s employment, the optionee’s eligibility to receive options under the Plan, if any, will terminate effective as of the date that the optionee is no longer actively employed regardless of any reasonable notice period mandated under local law; furthermore, in the event of involuntary termination of employment, the optionee’s ability to exercise options under the Plan will be measured by the date of termination of the optionee’s active employment pursuant to the terms of the Plan and will not be extended by any reasonable notice period mandated under local law;

(i)	the future value of the shares purchased under the Plan is unknown and cannot be predicted with certainty;
(j)
(for individuals other than employees of KO) the options have been granted to the optionee in his or her status as an employee of his or her employer and can in no event be understood or interpreted to mean that KO is his or her employer or that he or she has an employment relationship with KO;

(k)
no claim or entitlement to compensation or damages arises from the termination of the options or diminution in value of the options or shares purchased under the Plan, and the optionee irrevocably releases KO and his or her employer, if different from KO, from any such claim that may arise;

(l)
participation in the Plan shall not create a right to further employment with the optionee’s employer and shall not interfere with the ability of the optionee’s employer to terminate the optionee’s employment relationship at any time, with or without cause;

(m)	the terms of the optionee’s employment with KO do not include the grant of stock options; and
(n)
if all or any part or application of the provisions of this Agreement are held or determined to be invalid or unenforceable for any reason whatsoever by a court of competent jurisdiction in an action between optionee and KO, each and all of the other provisions of this Agreement shall remain in full force and effect.

11.  Governing law.  This Agreement has been made in and shall be construed under and in accordance with the laws of the State of Delaware, USA.
12. Headings.  Paragraph headings are included for convenience and shall not affect the meaning or interpretation of this Agreement.

THE COCA-COLA COMPANY
By:  The Committee

Authorized Signature

Using the Merrill Lynch voice response system or other available means,  the optionee must accept the above options to purchase shares of KO common stock in accordance with and subject to the terms and conditions of this Agreement and the Plan, acknowledge that he or she has read this Agreement and the Plan, and agree to be bound by this Agreement, the Plan and the actions of the Committee.  If he or she does not do so  prior to [Date], then KO may declare the option grant null and void at any time. Also, in the unfortunate event that death occurs before this Agreement has been accepted,  this option grant will be voided, which means the options will terminate automatically and cannot be transferred to the optionee's heirs pursuant to the optionee's will or the  laws of descent and distribution.

Schedule A
Prohibited Activities

For purposes of this Agreement, the term “Prohibited Activity” shall include any and all of the following:

(a)
Non-Disparagement – making any statement, written or verbal, in any forum or media, or taking any action in disparagement of KO or any Related Company or affiliate thereof, including but not limited to negative references to KO or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b)
No Publicity – publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of KO which optionee was involved with during optionee’s employment;

(c)
Non-Disclosure of Trade Secrets – failure to hold in confidence all Trade Secrets of KO that came into optionee’s knowledge during optionee’s employment by KO or any Related Company, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term "Trade Secret" means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)
Non-Disclosure of Confidential Information – failure to hold in confidence all Confidential Information of KO that came into optionee’s knowledge during optionee’s employment by KO or any Related Company, or disclosing, publishing, or making use of such Confidential Information, where the term "Confidential Information" means any data or information, other than Trade Secrets, that is valuable to KO and not generally known to the public or to competitors of KO;

(e)
Return of Materials – failure of optionee, in the event of optionee’s termination of employment for any reason, promptly to deliver to KO all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding KO's business, whether made or compiled by optionee or furnished to optionee by virtue of optionee’s employment with KO or a Related Company, or failure promptly to deliver to KO all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to optionee by virtue of optionee’s employment with KO or a Related Company;

(f)
Non-Compete – rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Committee or the Chief Executive Officer of KO or any senior officer designated by the Committee, is or becomes competitive with KO;

(g)
Non-Solicitation –soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom optionee had professional interaction during the last twelve months of optionee’s employment with KO; or

(h)	Violation of KO Policies – violating any written policies of KO or optionee’s employer applicable to optionee, including without limitation, KO’s insider trading policy.

Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting KO’s right under applicable state law or any prior agreement I have signed or made with KO regarding trade secrets, confidential information, or intellectual property.